SHARE EXCHANGE AGREEMENT (the "Agreement"), effective as of February 23, 2004, by and among:

     INTELLIPHARMACEUTICS CORP., a Canadian corporation, with offices located at 405 Britannia Road East, Suite 106, Mississauga, Ontario Canada L4Z 3E7 ("IPC");

     READY CAPITAL CORP., a New York corporation, with offices at 9 Prospect Hill Road Ext., Pine Plains, New York 12567 ("Ready");

     INTELLIPHARMACEUTICS INC., an Ontario corporation, located at 405 Britannia Road East, Suite 106, Mississauga, Ontario Canada L4Z 3E7, ("Holdco"); and

     ISA ODIDI, AMINA ODIDI, AND THE ISA ODIDI FAMILY TRUST, being collectively all the shareholders of Holdco, (individually or collectively, the "Shareholders");

     WHEREAS, the Boards of Directors of Ready and IPC have each determined that it is advisable and in the best interests of their respective shareholders for Ready to acquire IPC by exchanging all the issued and outstanding common shares of IPC (the "IPC Shares") for convertible preferred shares of Newco, a Nova Scotia unlimited liability company to be formed from the merger or amalgamation of IPC and a wholly owned subsidiary of Ready, which shall be convertible into 11,000,000 voting exchangeable shares of Newco (the "Newco Exchangeable Shares"), upon the terms and conditions set forth herein (the "Acquisition"); the Newco Exchangeable Shares to be issued upon such amalgamation;

     WHEREAS, the Shareholders own all the outstanding shares of Holdco, and Holdco owns all the outstanding shares of IPC;

     WHEREAS, Ready, Newco, and Holdco will enter into a Voting and Support Agreement (the "Voting and Support Agreement") providing, among other things, that each Newco Exchangeable Share shall be exchangeable into one share of Ready Common Stock, $.001 par value (the "Ready Common Shares") at any time;

     WHEREAS, Ready intends to offer for sale, on a "best efforts part or none" basis, a minimum of two million (2,000,000) and a maximum of four million (4,000,000) shares of its common stock at $2.00 per share ("Offering"), thereby raising gross proceeds of from $4,000,000 to $8,000,000, pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended ("Securities Act"); and

     WHEREAS, Ready and IPC have approved and adopted this Agreement as a plan of reorganization under section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and constitute a tax deferred transfer in accordance with the applicable provisions of the Income Tax Act (Canada)(the "Tax Act") to the Shareholders;

     NOW, THEREFORE, in consideration of the covenants set forth herein, it is agreed as follows:


                                   ARTICLE 1

                                  DEFINITIONS

     The following terms, as used herein, have the following meanings:

"$" and "Dollars" means United States dollars, except as otherwise expressly indicated.

"GAAP" means generally accepted accounting principles, applied on a consistent basis in Canada or the United States, as the case may be.

"Governmental Authority" means any United States (whether federal, territorial, state, municipal or local), Canadian (whether federal, territorial, provincial, municipal or local) or foreign government, governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.


"GST" means all goods and services taxes, sales taxes levied by the federal government of Canada, value added taxes or multi-stage taxes and all provincial sales taxes integrated with such federal taxes, assessed, rated or charged upon the Corporation.

"Tax" means all taxes imposed of any nature including any United States (whether federal, territorial, state or local), Canadian (whether federal, territorial, provincial or local) or foreign income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax or employer health tax), capital tax, real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, GST, severance tax, prohibited tax, premiums tax, occupation tax, customs and import duties, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax or in respect of or pursuant to any United States (whether federal, territorial, state or local), Canadian (whether federal, territorial, provincial or local) or other applicable law.


                                   ARTICLE 2


                                  ACQUISITION


     2.1 Closing:

         (a) The Acquisition contemplated by Article 2 of this Agreement shall be effective within ten (10) business days after the completion of the Offering, and the satisfaction and/or waiver of the conditions described in this Agreement (the "Closing", or "Closing Date"). The Closing Date may be changed by mutual agreement of the parties.

         (b) After the Closing Date, and from time to time thereafter, the parties to this Agreement shall execute such additional instruments and take such other action as either party may reasonably request in order to effectuate the transactions contemplated by this Agreement.

     2.2 Prior to the Closing: Subject to the terms and conditions of this Agreement, the following will occur prior to the Closing Date:

         (a) IPC shall be continued (the "Continuance") from the Canada Business Corporations Act (Canada) to the Companies Act (Nova Scotia) (the "Companies Act");


         (b) Ready shall form a wholly-owned unlimited liability company under the Companies Act ("Ready Sub") with an authorized capital consisting of common stock, preferred stock, and exchangeable stock; and

         (c) Ready shall reincorporate in Delaware, and, effective the Closing Date, change its name to IntelliPharmaCeutics, Corp.

     2.3 At the Closing: Subject to the terms and conditions of this Agreement, the following will occur on the Closing Date in the following order:

         (a) IPC shall amalgamate with Ready Sub (the "Amalgamation") and continue under the name IntelliPharmaCeutics Corp. as a Nova Scotia unlimited liability company ("Newco") such that (i) the property of each of IPC and Ready Sub shall continue to be the property of Newco; and (ii) Newco shall be authorized to issue an unlimited number of common shares, an unlimited number of convertible preferred shares, and an unlimited number of Newco Exchangeable Shares, which shall have the rights, privileges, restrictions and conditions set forth in the Articles of Amalgamation and the Companies Act.

         (b) The Articles of Amalgamation of Newco shall be in a form agreeable to all parties hereto. The by-laws of Newco shall be the by-laws of Ready Sub.


         (c) The officers and directors of Ready at the Closing Date shall, subject to Section 7.5, be those persons who were the officers and directors of Ready and Newco immediately before the Closing Date.

         (d) Ready shall receive one fully-paid and non-assessable share of Newco common stock for each share of Ready Sub common stock held by Ready, following which all Ready Sub common stock shall be cancelled. As a result, Ready will be the holder of all outstanding shares of Newco common stock.

         (e) Holdco shall exchange the IPC Shares for convertible preferred shares of Newco, which, at the option of the holder, are convertible into 11,000,000 Newco Exchangeable Shares, following which all IPC Shares will be cancelled;

         (f) Pursuant to the Amalgamation, Ready will own all outstanding Newco common stock, and Holdco will own all outstanding convertible preferred shares of Newco;

         (g) Holdco will convert its convertible preferred shares of Newco into 11,000,000 Newco Exchangeable Shares;

         (h) Following the Amalgamation and the Offering, Ready will have reserved 11,000,000 shares of Ready common stock for issuance upon exercise of the Put Agreement (as defined below), and will have outstanding (i) 6,900,000 shares of Ready common stock, consisting of (a) up to 1,800,000 shares held by former Ready shareholders, subject to adjustment as provided in Section 7.1(c),
(b) between 2,000,000 and 4,000,000 shares of common stock held by investors in the Offering, and (c) 100,000 shares held by a consultant to Ready, and (ii) 11,000,000 special voting shares held by Holdco, or as Holdco may direct. Additionally, options and warrants to purchase up to 5,450,000 shares of Ready common stock will be outstanding, inclusive of those issued under Section 7.2.


         (i) Ready and Holdco shall enter into the Voting and Support Agreement;


         (j) Ready and Holdco shall enter into a Put Agreement (the "Put Agreement") whereby Holdco is entitled to put its Newco Exchangeable Shares to Ready in exchange for Ready Common Shares;

         (k) Each Newco Exchangeable Share shall, among other things:

               (i)    entitle the holder to voting rights;

               (ii) entitle the holder to receive Canadian dollar equivalent dividends equal to dividends paid on Newco common stock;

               (iii) be retractable at the option of the holder, at his or her election from time to time upon 30 days' written notice given by such holder, for one Ready Common Share, plus an additional amount for declared and unpaid dividends (the "Right of Retraction"); and

               (iv) entitle the holder, on Ready's liquidation, to receive in exchange for each Newco Exchangeable Share one Ready Common Share, plus an amount for declared and unpaid dividends.

         (l) Ready and Newco shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Exchangeable Shares, including any dividend payments in respect of the Exchangeable Shares, such amount as Ready or Newco is required or permitted to deduct and withhold with respect to such payment under the United States Internal Revenue Code, the Income Tax Act (Canada) or any provision of state, provincial, local or foreign tax law.


                                    ARTICLE 3


                     REPRESENTATIONS AND WARRANTIES OF IPC


     IPC represents and warrants as follows:

     3.1 Organization and Standing. IPC is a corporation duly organized, validly existing and in good standing under the federal laws of Canada and has all requisite power, qualification and authority, corporate or otherwise, to own, lease and operate its properties and assets and carry on its business as and in the places where such properties and assets are now owned, leased or operated or such business is now being conducted. IPC is in good standing in each and every jurisdiction where its failure to qualify or to be in good standing would have a material adverse effect on its financial condition, the conduct of its business or the ownership of its assets.

     3.2 Access to Due Diligence. IPC has provided to Ready, or allowed access, to all corporate documents in its possession or control responsive to due diligence requests made by Ready. IPC is not aware of any documents other than those provided to Ready which would be responsive to Ready's due diligence requests.

     3.3 Authorization. IPC has the requisite power and authority to execute, deliver and perform this Agreement. All necessary corporate proceedings of IPC have been duly taken to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly authorized, executed and delivered by IPC, constitutes the legal valid and binding obligation of IPC, and is enforceable as to IPC in accordance with the terms hereof, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.4 No Further Action Needed. Except as disclosed in Schedule 3.4, or as will be obtained prior to the Closing Date: (a) no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal is required by IPC for the execution, delivery and/or performance of this Agreement, and (b) no consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which IPC is a party, or to which it or any of its properties or assets are subject, is required for the execution, delivery and/or performance of this Agreement, other than has been obtained, or will be obtained, prior to the Closing Date.

     3.5 No Conflict. The execution, delivery and performance of this Agreement will not (i) violate, result in a breach of, conflict with, or entitle any party to terminate or call a default under any term of any contract, agreement, instrument, lease, license, arrangement, or understanding whereby IPC is a party to, or (ii) violate or result in a breach of any term of IPC's Articles of Incorporation (or other charter document) or by-laws; (iii) violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on IPC or to which any of its operations, business, properties or assets are subject; and/or (iv) cause or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any liability or obligation of IPC to be accelerated or will increase any such liability or obligation.

     3.6 Capitalization. The authorized capital stock of IPC consists of an unlimited number of common shares, and an unlimited number of first preferred shares, issuable in series, of which 90,000,000 common shares are issued and outstanding. Each share of outstanding common stock is validly authorized, validly issued and fully paid and non-assessable, has not been issued and is not owned or held in violation of any preemptive rights of any stockholder. There are no other voting or equity securities authorized or issued, nor any authorized or issued securities convertible into voting stock, and no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which IPC is bound, calling for the issuance of any additional shares of common stock or any other voting or equity security.

     3.7 Financial Condition. IPC will provide in accordance with Section 10.1, true and complete (i) unaudited balance sheet from inception to September 30, 2003, and related unaudited statement of income and cash flow of IPC together with all related notes thereto, and (ii) unaudited balance sheets for any predecessor company for the years ended December 31, 2002 and 2001, and related unaudited statements of income and cash flows of IPC together with all related notes thereto (collectively, the "IPC Financial Statements"). The IPC Financial Statements (i) were prepared in accordance with the books of account and other financial records of IPC or its predecessor, (ii) present fairly the financial condition, results of operations and cash flows of IPC or its predecessor as of the dates thereof and for the periods covered thereby, (iii) have been prepared in accordance with Canadian GAAP applied on a basis consistent with the past practices of IPC or its predecessor, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial conditions of IPC or its predecessor, the results of operations and cash flows of IPC or its predecessor as of the dates thereof or for the periods covered thereby.


     3.8 Lack of Material Changes.


         (a) Except as described in Schedule 3.8 attached hereto, since September 30, 2003 (the most recent unaudited financial statement date):

               (i) There has not been any change having a "material adverse effect" on IPC. The term "material adverse effect", as used in this Agreement, means any circumstance, change, event, transaction, loss, failure, effect or other occurrence that is, or is reasonably likely to be materially adverse to the business, operations, properties (including any intangible properties), condition (financial or otherwise) assets, liabilities, results of operations or prospects of IPC.

               (ii) IPC has not (a) authorized, declared, paid, or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any such stock; (b) declared or effected any split (forward or reverse) of its securities; and/or (c) amended its Articles of Incorporation or Bylaws.

               (iii) The operations and business of IPC have been conducted in all respects only in the ordinary course.


               (iv) IPC has not mortgaged, pledged or subjected to lien or other encumbrances any of its respective assets, except as described in
               Section 3.13.

               (v) IPC has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.

               (vi) IPC has not sold or transferred any of its assets having a book value of $100,000 or more, or canceled any debts or claims, except, in each case, in the ordinary course of business.

               (vii) IPC has not issued any common stock, preferred stock, capital stock, bonds, warrants, options, rights or any other form of corporate securities except as described in Section 3.6.

               (viii) There has not been any strike, lockout, labor trouble or any similar event or condition of any character which would have a material adverse effect on IPC.

               (ix) There has not been any increase in the compensation payable or to become payable by IPC to any of its respective officers, employees or agents, or any known payment or arrangement made to or with any of such persons.

               (x) IPC has not made any change in the method of accounting or accounting practice or policy used by IPC, other than changes required by Canadian GAAP.

               (xi) IPC has not made any material changes in the customary methods of operations of IPC, including practice and policies relating to purchasing, inventory, marketing, selling or pricing.

               (xii) IPC has not merged with, been merged with or entered into a consolidation with or acquired (by purchase, merger, consolidation, stock acquisition or otherwise) a substantial portion of the assets of any entity or otherwise acquired assets other than in the ordinary course and in accordance with past practices.

               (xiii) IPC has not agreed, whether in writing or otherwise, to take any of the acts specified in this Article 3.8, except for those contemplated by this

               Agreement.

         (b) There is no fact known to IPC which could reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of IPC which has not been disclosed to Ready; provided, however, that IPC expresses no opinion as to political or economic matters of general applicability.

     3.9 Absence of Undisclosed Liabilities. Except as described in Schedule 3.9 attached hereto, IPC has no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) including without limitation liabilities for federal, state, local, or foreign taxes, liabilities to customers or suppliers, direct or indirect, claims, losses, damages, deficiencies (including deferred income tax and other net tax deficiencies), costs, expenses, obligations, guarantees, or responsibilities, whether accrued, absolute, or contingent, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, (hereinafter collectively referred to as "Liabilities") other than the following:

         (a) Liabilities for which full provision and disclosure have been made on the IPC Financial Statements; and/or

         (b) other liabilities arising since September 30, 2003 and prior to the Closing Date which have been incurred in the ordinary course of business and which are not contained on the IPC Financial Statements and which are not inconsistent with the representations and warranties of IPC contained in this Agreement or any other provisions of this Agreement and do not individually exceed $10,000 and in the aggregate exceed $100,000.


     3.10 Taxes.

         (a) Except as set forth in the IPC Financial Statements or Schedule 3.10, (i)(A) all material returns and reports in respect of federal, provincial, and/or local Taxes ("Tax Returns" or "Return") required to be filed with respect to IPC (including the federal income Tax Returns and provincial income Tax Returns) have been timely filed; (B) all Taxes shown to be payable on such Returns or otherwise due, and all assessments of Tax made against IPC with respect to such Returns, have been paid; (C) all such Returns are true, correct, and complete in all material respects, and (D) no adjustment relating to such Returns has been proposed formally or informally by any Tax authority and, to the knowledge of IPC, no basis exists for any such adjustment; (ii) there is not pending nor, to the knowledge of IPC, is there any threatened actions or proceedings for the assessment or collection of Taxes against IPC;
(iii) there are no Tax liens on any assets of IPC; (iv) there are no outstanding waivers or agreements extending the statute of limitations with respect to any Tax to which IPC may be subject; (v) there are no outstanding requests for information made by a taxing authority to IPC; (vi) IPC has not been advised by any taxing authority of any proposed reassessments of the value (or other Tax base) of any property owned by IPC that could increase the amount of a property Tax to which IPC would be subject; (vii) IPC has made all payments of estimated Taxes required to be made under federal or provincial Tax provisions; (viii) all Taxes required to be withheld, collected or remitted by or with respect to IPC have been timely withheld, collected or remitted, as the case may be, and, to the extent required, have been paid to the relevant taxing authority, and (iv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect IPC.

         (b) Reserves and allowances have been provided on the IPC Financial Statements that are adequate to satisfy all Liabilities for Taxes relating to IPC for periods through the date of such financial statements (without regard to the materiality thereof).

         (c) IPC has delivered or made available to Ready correct and complete copies of all federal and provincial Tax Returns of IPC since inception, and correct and complete copies (or summaries) of all examination reports, correspondence with taxing authorities, statements of deficiencies assessed against or agreed to by IPC since IPC's inception.

         (d) IPC has not been and is not currently required to file any Returns with any taxation authority located in any jurisdiction outside Canada or outside the province of Ontario.

         (e) None of the Shareholders is a non-resident of Canada for the purposes of the Income Tax Act (Canada) and none of them (or their asset protection vehicles, as the case may be) shall be a non-resident of Canada for the purposes of the Income Tax Act (Canada) at Closing.

     3.11 Litigation and Claims. Except as described in Schedule 3.11 attached hereto, there is no litigation, arbitration, claim, governmental, administrative, regulatory or other proceeding or investigation (formal or informal) pending, threatened, or in process (or any basis therefore known to
IPC) with respect to IPC, its capital stock, any transaction in IPC's securities, the transactions contemplated by this Agreement, or any of IPC's business, properties, or assets which would have a material adverse effect if such proceeding was determined not in favor of IPC. IPC is not in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree;

nor is any action required to be taken in order to avoid such violation or default. There are no judgments, citations, fines or penalties heretofore asserted against IPC under any federal, state or local laws which remain unpaid or which otherwise bind the assets of IPC and/or effect the capital stock of IPC.

     3.12 Assets. IPC has provided to Ready, or allowed access, to all documents in IPC's possession or control responsive to Ready's request for documents evidencing IPC's real and other properties and material assets including but not limited to machinery, equipment, inventories and intangibles owned, leased, used in its business and/or licensed to IPC (collectively the "Assets"). The Assets constitute all such properties and assets which are necessary to conduct the business as is currently conducted.

     3.13 Title to Assets. Except as disclosed to Ready, IPC has good and marketable titles to all of the Assets (except real and other properties and assets as are held pursuant to leases as described in Schedule 3.13 attached hereto), free and clear of all liens, mortgages, security interests, pledges, charges, conditional sales agreements and encumbrances.

     3.14 Lack of Restrictions. No real property owned, leased, licensed, or used by IPC lies in the area which is, or to the knowledge of IPC will be, subject to zoning, use, or building code restriction which would prohibit, and no state of facts relating to the actions of another person or entity or its ownership, leasing, licensing, or use of any real or personal property exists or will exist which would prevent, the continued effective ownership, leasing, licensing, or use of such real property in the business in which IPC is engaged or the business in which they contemplate engaging.

     3.15 Contracts and Other Instruments.

         (a) IPC has provided to Ready, or allowed access, to all documents in its possession or control which accurately and completely details all contracts, licenses, instruments, powers of attorney and agreements material to the business of IPC and to which IPC is a party, including but not limited to, all agency agreements; supply agreements; manufacturer agreements; price protection agreements; distributorship agreements; partnership agreements; fiduciary agreements; license agreements; marketing agreements; commission agreements; sales agency agreements; evidences of indebtedness; joint venture agreements; employment agreements; labor agreements; salesmen commission agreements; independent contractor agreements; contracts, agreements, arrangements, or understandings with any stockholder, any director, officer, or employee, any relatives or affiliate of any stockholder or of any such director, officer, or employee, or any other corporation or enterprise in which any stockholder, any such director, officer, or employee, or any such relative or affiliate then had or now has a 5% or greater equity or voting or other substantial interest; government contracts; franchise agreements; management agreements; advisory agreements; consulting agreements; advertising agreements; warehousing agreements; engineering agreements; design agreements; major utility agreements and any other agreements which involve the payment of in excess of $25,000 prior to the date it can be terminated without penalty or premium; (all of which contracts, licenses, instruments, power of attorneys and agreements are hereinafter referred to collectively as the "Contracts").

         (b) IPC is not in violation or breach of, or in default with respect to complying with, any material provision of any such Contract thereof, and each such Contract, is in full force and effect and is a legal, valid, and binding obligation of IPC and is enforceable as to IPC in accordance with its respective terms. Neither IPC nor any other party to any such Contract has given notice of termination or taken any action inconsistent with the continuance thereof.

     3.16 Leases. IPC has provided to Ready copies of all leases and subleases to which it is a party ("Leases"). IPC enjoys peaceful and undisturbed possession under all such Leases. All such Leases are legal, valid and binding agreements and IPC is tenant or possessor in good standing thereunder, free of any default or breach whatsoever and quietly enjoys the premises provided for therein. Each rental and other payment due thereunder has been made; each act required to be performed which, if not performed, will constitute a material breach thereof has been duly performed; and no acts have been performed which are prohibited to be performed thereunder, or which, if performed, would constitute a material breach thereof. Each of such leases are in full force and effect and there is not under any such lease any default or claim of default or event which, with or without notice of the lapse of time or both would constitute a breach or default thereunder.

     3.17 Capital Projects. As of the date of this Agreement, IPC has not undertaken any uncompleted capital projects the cost of completion of which would exceed $100,000.

     3.18 Environmental Laws


         (a) Hazardous Materials. IPC has not operated any underground storage tanks, and has no knowledge of the existence, without further inquiry, at any time, of any underground storage tank (or related piping or pumps), at any property that IPC has at any time owned, operated, occupied or leased. No Hazardous Materials (as defined below) are present as a result of the actions or omissions of IPC, or, to IPC's knowledge, without further inquiry, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that IPC has at any time owned, operated, occupied or leased.

         (b) Hazardous Materials Activities. IPC has not transported, stored, used, manufactured, disposed of, or released or exposed its employees or others to Hazardous Materials in violation of any Environmental Laws as defined below in effect on or before the Closing, nor has IPC disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any Environmental Laws (as defined below) or any rule, regulation, treaty or statute promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

         (c) Permits. IPC currently holds all environmental approvals, permits, orders, registrations, manifests, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Hazardous Material Activities of IPC and other businesses of IPC as and to the extent that such activities and businesses are currently being conducted.

         (d) Compliance with Environmental Laws. IPC, the operation of its business, the property and assets owned, leased or used by the IPC and the use, maintenance and operation thereof have been and are in material compliance with all Environmental Laws. IPC has complied in all material respects with all reporting and monitoring requirements under all Environmental Laws. IPC has not received any notice of any non-compliance with any Environmental Laws, and IPC has not ever been convicted of an offense for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction.

         (e) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the IPC's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of IPC. IPC is not aware of any fact or circumstance which could involve IPC in any environmental litigation or impose upon IPC any environmental liability.

         (f) Definition of "Hazardous Materials". As used herein, "Hazardous Materials" shall mean any substance that has been designated by any Governmental Authority or by any Environmental Law to be a pollutant, radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, oil and petroleum products, urea-formaldehyde and all substances listed as a "hazardous substance," "hazardous waste," "hazardous material," "contaminants" or "toxic substance" or words of similar import, under any Environmental Law.

         (g) Definition of "Environmental Laws". As used herein, "Environmental Laws" shall mean all applicable statutes, regulations, ordinances, by-laws, and codes and all international treaties and agreements, now or hereafter in existence in Canada (whether federal, provincial or municipal) and, to the extent applicable to the conduct of IPC's business, in the United States (whether federal, state or local) or any other jurisdiction in which IPC carries on business relating to the protection and preservation of the environment, occupational health and safety, product safety or product liability.

     3.19 Compliance with Laws. IPC has provided to Ready, or allowed access to all permits, licenses, orders, certificates, and approvals (collectively "Licenses") of all federal, state or local governmental regulatory bodies required for IPC to conduct its business as presently conducted; all such Licenses, are in full force and effect and no suspension or cancellation of any of them is pending or threatened, except where the absence to be so would not have a material adverse effect; and none of such Licenses, will be adversely affected by the consummation of the transaction contemplated by this Agreement.

     3.20 Insurance. IPC has provided to Ready, or allowed access to all insurance policies, of any kind held by IPC. Each such policy is valid and enforceable; all premiums and other payments due from IPC on account of any such policy have been paid, there is no act or failure to act of which IPC is aware which has or might cause any such policy to be canceled or terminated.

     3.21 Employee Matters and Benefit Arrangements. Except as described in
Schedule 3.21 attached hereto, IPC is not a party to any union representation or labor contract. IPC has not received any notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of their employees; no strike or work interruption by any of their employees is planned, under consideration, threatened or imminent; and IPC has not made any loan or given anything of value, directly or indirectly, to any officer, official, agent or representative of any labor union or group of employees. IPC is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. To the best of IPC's knowledge, in the event of termination of the employment of any said employees, IPC will not by reason of anything done prior to the Closing Date be liable to any of said employees for "severance pay" or any other payments. IPC is in compliance with all federal, state and local laws and regulations respecting labor, employment and wages and hours; and there is no unfair labor practice complaint against them pending before the National Labor Relations Board or any comparable Canadian agency.

     3.22 Liens on Assets. Except as described in Schedule 3.22 and the IPC Financial Statements, IPC has good and marketable title to all of its respective Assets and such Assets are not subject to any mortgages, pledges, liens, conditional sales agreements, encumbrances and security interests or claims except for minor imperfections in title and encumbrances, if any, which singularly and in the aggregate are not substantial in amount and do not materially detract from the value of the property subject thereto or impair the use thereof by their business.

     3.23 Questionable Payments. Neither IPC nor any director, officer, agent, employee, nor other person associated with or acting on behalf of such entities or individuals has, directly or indirectly: (i) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (ii) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (iii) made any false or fictitious entry on the books or records of IPC; (iv) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; (v) given any favor or gift which is not deductible for federal income tax purposes; and/or (vi) made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.


     3.24 Directors and Officers. A true and complete list as of the date of this Agreement indicating IPC's directors and officers, each of whom has been duly elected is as follows:


     Name                                   Position
     ----                                   --------

     Isa Odidi                              CEO and Chairman
     Amina Odidi                            President, COO, and Director

     3.25 Patents, Trademarks, Et Cetera. IPC has provided access to Ready and its representatives to all patents, patent applications, trademark, trademark applications, trade name, service mark, copyright, franchise, or other intangible property or asset (all of the foregoing being herein called "Intangibles"), owned by, licensed by and/or pending on behalf of IPC. All Intangibles are in good standing and uncontested. With respect to Intangibles owned by IPC, where appropriate, IPC shall provide a statement of cost, book value and reserve for depreciation of each item for financial reporting purposes, and with respect to Intangibles licensed by IPC from or to a third party, a description of such license. There is no right under any Intangible necessary to the business of IPC as presently conducted or as it contemplates conducting, except such as are so disclosed. IPC has not infringed, is not infringing, and has not received notice of infringement with asserted Intangibles of others.

     3.26 Accounts and Notes Receivable. All accounts and notes receivable reflected on the IPC Financial Statements constitute valid and binding obligations, have been collected or are and will be good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor, and, if not collected, can reasonably be anticipated to be paid within 60 days of the date incurred.

     3.27 Inventories. All inventories of IPC included in the IPC Financial Statements are good and marketable on a normal basis in the existing product lines of IPC and the fees valued in accordance with Canadian GAAP. All inventories of IPC included in the IPC Financial Statements are marketable and fit for the particular purpose for which it is intended. There have been no material changes in IPC's inventories since the date of IPC's Financial Statements.

     3.28 Bank Accounts. IPC has allowed Ready access to the names and address of every bank and other financial institution in which IPC maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereof.

     3.29 Power of Attorney. There are no outstanding Powers of Attorney executed on behalf of IPC.

     3.30 Veracity of Statements. Neither this Agreement nor the representations and warranties by IPC contained herein or in any documents, instruments, certificates or schedules furnished pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts contained herein and therein not misleading. There is no fact which has a material effect (to the knowledge of IPC) on the business, operations, affairs, condition or prospects of IPC, its Assets, its business, and/or the Shares which has not been set forth in this Agreement, provided however that IPC express no opinion as to political or economic matters of general applicability.


                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF HOLDCO

     Holdco hereby represents and warrants as follows:

     4.1 Organization and Authorization. Holdco is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. Holdco has the requisite power and authority to execute, deliver and perform this Agreement. All necessary corporate proceedings of Holdco have been duly taken to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly authorized, executed and delivered by Holdco, constitutes the legal valid and binding obligation of Holdco, and is enforceable as to Holdco in accordance with the terms hereof, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     4.2 No Further Action Needed. No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal is required by Holdco for the execution, delivery and/or performance of this Agreement.

     4.3 No Conflict. The execution, delivery and performance of this Agreement will not (i) violate or result in a breach of any term of Holdco's Articles of Incorporation (or other charter document) or by-laws; or (ii) violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on Holdco or to which any of its operations, business, properties or assets are subject.

     4.4 Tax and Legal Matters. Holdco has had an opportunity to review with its own tax and legal advisors the tax and legal consequences to it of the Amalgamation and the transactions contemplated by this Agreement, including the effective sale of its ownership interests in IPC to Ready. Holdco understands that it (and not Ready) shall be responsible for its own tax liability, if any, that may arise as a result of the Amalgamation or the transactions contemplated by this Agreement. Holdco acknowledges that shareholders of an unlimited liability company (such as Newco) have unlimited liability for the debts and obligations of that company and that Holdco has been advised to seek its own legal advice regarding the consequences of that unlimited liability on a person who holds shares of an unlimited liability company directly or through a holding company.

     4.5 Ownership of IPC Shares. Holdco is the sole record and beneficial owner of the 90,000,000 common shares of IPC, being all the issued and outstanding shares of IPC, and such shares are not and will not at any time prior to or at the Closing be subject to any lien or to any rights of first refusal of any kind. Except as set forth in this Agreement or a schedule hereto, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Holdco is a party or by which it is bound obligating it to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any IPC shares, or obligating it to grant or enter into any such option, warrant, call, right, commitment or agreement and there will be no such agreements at any time prior to or at the Closing. Holdco has, or prior to the Closing will have, good and valid title to, and has the sole right to transfer such IPC shares. Such interests constitute all of IPC shares owned, beneficially or of record, by Holdco. Newco will receive good and valid title to such IPC shares in accordance with the transactions contemplated in Article 1, subject to no claim, or Lien retained, granted or permitted by Holdco. Except as contemplated in this Agreement, Holdco has not engaged in any sale or other transfer of its IPC shares in contemplation of the Acquisition.

     4.6. Non-U.S. Person. Holdco is not a "U.S. Person" as that term is defined in Regulation S promulgated under the Securities Act and is not acquiring the Newco Exchangeable Shares for the account or benefit of a U.S. Person. Under Regulation S, with certain exceptions, "U.S. Person" means: (i) any natural person resident in the U.S.; (ii) any partnership or corporation organized or incorporated under the laws of the U.S.; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the U.S.; (vi) any non discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;
(vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the U.S.; and (viii) any partnership or corporation if:
(A) organized or incorporated under the laws of any foreign jurisdiction; and
(B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated and owned by accredited investors (as defined in Rule 501 (a) under the Securities Act) who are not natural persons, estates or trusts.

     4.7 Veracity of Statements. The representations and warranties by Holdco contained herein or in any documents, instruments, certificates or schedules furnished by Holdco pursuant hereto or in connection with the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements or facts contained herein and therein not misleading.


                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     Each Shareholder represents and warrants separately as follows:

     5.1 Formation and Status of Shareholder. If any Shareholder is an entity, that Shareholder is duly formed and validly existing under the laws of its jurisdiction of formation.

     5.2 Due Authorization. This Agreement has been duly and validly executed and delivered by, or on behalf of, the Shareholder and, assuming the due authorization, execution and delivery by Ready, constitutes a valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. All other documents to be executed and delivered by the Shareholder will be duly executed and delivered by the Shareholder and will be valid and binding obligations of the Shareholder enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     5.3 No Violation. Neither the execution and delivery of this Agreement nor the performance by the Shareholder of its, his or her obligations hereunder will conflict with any agreement or commitment to which the Shareholder is a party, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Authority applicable to the Shareholder. There are no legal proceedings pending, or to the Shareholder's knowledge, threatened against such Shareholder that would prevent consummation of the transactions contemplated by this Agreement.

     5.4 No Consent Needed. No consent, waiver, approval, order or authorization of, or declaration, filing or registration with, any Governmental Authority or any third party is required to be made or obtained by the Shareholder in connection with the execution and delivery by the Shareholder of this Agreement, or the performance by the Shareholder of his, her or its obligations hereunder or the consummation by the Shareholder of the transactions contemplated herein.


                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF READY


     Ready hereby represents and warrants as follows:

     6.1 Organization and Standing. Ready is a corporation duly organized, validly existing and in good standing under the laws of New York and has all requisite power, qualification and authority, corporate or otherwise, to own, lease and operate its properties and assets and carry on its business as and in the places where such properties and assets are now owned, leased or operated or such business is now being conducted. Ready is in good standing in each and every jurisdiction where its failure to qualify or to be in good standing would have a material adverse effect on its financial condition, the conduct of its business or the ownership of its assets.

     6.2 Access to Due Diligence. Ready has provided, or allowed access, to all corporate documents in its possession or control responsive to due diligence requests made by IPC, Holdco, and the Shareholders. Ready is not aware of any documents other than those provided which would be responsive to such due diligence requests.

     6.3 Authorization. Ready has the requisite power and authority to execute, deliver and perform this Agreement, and, by the Closing Date, will have the requisite power and authority to execute, deliver and perform the Voting and Support Agreement and the Put Agreement. All necessary corporate proceedings of Ready have been duly taken to authorize the execution, delivery and performance of this Agreement, and, by the Closing Date, will have been taken to authorize the execution, delivery and performance of the Voting and Support Agreement and the Put Agreement. This Agreement has been, and by the Closing Date the Voting and Support Agreement and the Put Agreement will have been, duly authorized, executed and delivered by Ready, and constitute the legal valid and binding obligation of Ready, and is, or will be as the case may be, enforceable as to Ready in accordance with the terms hereof or thereof, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     6.4 No Further Action Needed. Except as disclosed in Schedule 6.4, or as will be obtained prior to the Closing Date: (a) no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal is required by Ready for the execution, delivery and/or performance of this Agreement, and (b) no consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which Ready is a party, or to which it or any of its properties or assets are subject, is required for the execution, delivery and/or performance of this Agreement, the Voting and Support Agreement and the Put Agreement, other than has been obtained, or will be obtained, prior to the Closing Date.

     6.5 No Conflict. The execution, delivery and performance of this Agreement, the Voting and Support Agreement and the Put Agreement will not (i) violate, result in a breach of, conflict with, or entitle any party to terminate or call a default under any term of any contract, agreement, instrument, lease, license, arrangement, or understanding whereby Ready is a party to, or (ii) violate or result in a breach of any term of Ready's Articles of Incorporation (or other charter document) or by-laws; (iii) violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on Ready or to which any of its operations, business, properties or assets are subject; and/or (iv) cause or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any liability or obligation of Ready to be accelerated or will increase any such liability or obligation.

     6.6 Capitalization.

         (a) At the Closing Date, the authorized capital stock of Ready will be sufficient to permit the Closing with the share issuances contemplated by
Section 2.3(h) and such additional authorized shares as are agreed to by Ready and IPC. Each share of Ready Common Stock is, or will be, validly authorized, validly issued, fully paid and non-assessable, will not have been issued, and will not be owned or held in violation of any preemptive rights of any stockholder. There are no other voting or equity securities convertible into voting stock, and no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which Ready is bound, calling for the issuance of any additional shares of common stock or any other voting or equity security.

         (b) The shares of Ready Common Stock to be issued pursuant to the Exchangeable Shares and the Put Agreement will be validly reserved, and, when issued in accordance with, the terms of the Exchangeable Shares and the Put Agreement will be duly authorized, validly issued, fully paid and non-assessable, free and clear of any Liens other than any Liens created by the holders thereof.


     6.7 Acquisition Subsidiary. As of the Closing, Ready Sub will not have engaged in or transacted any business or activity of any nature other than activities related to their corporate organization and as contemplated by this Agreement. Immediately prior to the Closing, Ready Sub will have no assets (other than shares of Ready) or liabilities or obligations of any kind whatsoever, and other than as contemplated in this Agreement and the Related Agreements, and will not be a party to any other contract, agreement or undertaking of any nature.

     6.8 Financial Condition. Ready will provide in accordance with Section 10.1, true and complete audited balance sheets of Ready for each of the last three fiscal years ended January 31, 2003, 2002, and 2001 and the related audited statement of income and cash flows of Ready together with all related notes thereto, accompanied by the report thereon of Ready's auditors (collectively the "Ready Financial Statements"). The Ready Financial Statements
(i) were prepared in accordance with the books of account and other financial records of Ready, (ii) present fairly the financial condition, results of operations and cash flows of Ready as of the dates thereof and for the periods covered thereby, (iii) have been prepared in accordance with United States general accepted accounting principles applied on a basis consistent with the past practices of Ready and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial conditions of Ready, the results of operations and cash flows of Ready as of the dates thereof or for the periods covered thereby.


     6.9 Lack of Material Changes.

         (a) Since January 31, 2003 (the most recent audited financial statement date):

               (i) There has not been any change having a "material adverse effect" on Ready. The term "material adverse effect", as used in this Agreement, means any circumstance, change, event, transaction, loss, failure, effect or other occurrence that is, or is reasonably likely to be materially adverse to the business, operations, properties (including any intangible properties), condition (financial or otherwise) assets, liabilities, results of operations or prospects of Ready.

               (ii) Ready has not (a) authorized, declared, paid, or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any such stock; (b) declared or effected any split (forward or reverse) of its securities; and/or (c) amended its Certificate of Incorporation or Bylaws.

               (iii) The operations and business of Ready have been conducted in all respects only in the ordinary course.

               (iv) Ready has not mortgaged, pledged or subjected to lien or other encumbrances any of its respective assets.

               (v) Ready has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.

               (vi) Ready has not sold or transferred any of its assets having a book value of $20,000 or more or canceled any debts or claims, except, in each case, in the ordinary course of business.


               (vii) Ready has not issued any common stock, preferred stock, capital stock, bonds, warrants, options, rights or any other form of corporate securities.

               (viii) There has not been any strike, lockout, labor trouble or any similar event or condition of any character which would have a material adverse effect on Ready.

               (ix) There has not been any increase in the compensation payable or to become payable by Ready to any of its respective officers, employees or agents, or any known payment or arrangement made to or with any of such persons.

               (x) Ready has not made any change in the method of accounting or accounting practice or policy used by Ready, other than changes required by U.S. GAAP.

               (xi) Ready has not made any material changes in the customary methods of operations of Ready, including practice and policies relating to purchasing, inventory, marketing, selling or pricing.

               (xii) Ready has not merged with, been merged with or entered into a consolidation with or acquired (by purchase, merger, consolidation, stock acquisition or otherwise) a substantial portion of the assets of any entity or otherwise acquired assets other than in the ordinary course and in accordance with past practices.

               (xiii) Ready has not agreed, whether in writing or otherwise, to take any of the acts specified in this Article 6.9, except for those contemplated by this Agreement.

         (b) There is no fact known to Ready which will have a material adverse effect or in the future (as far as Ready can foresee) may have a material adverse effect on the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Ready which has not been disclosed to Ready in this Agreement; provided, however, that Ready expresses no opinion as to political or economic matters of general applicability.

     6.10 Absence of Undisclosed Liabilities.

         (a) Ready has no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) including without limitation liabilities for federal, state, local, or foreign taxes, liabilities to customers or suppliers, direct or indirect, claims, losses, damages, deficiencies (including deferred income tax and other net tax deficiencies), costs, expenses, obligations, guarantees, or responsibilities, whether accrued, absolute, or contingent, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, (hereinafter collectively referred to as "Liabilities") other than the following:

               (i) Liabilities for which full provision and disclosure have been made in the Ready Financial Statements; and/or

               (ii) other liabilities arising since January 31, 2003 and prior to the Closing Date and which are not inconsistent with the representations and warranties of Ready contained in this Agreement or any other provisions of this Agreement and do not individually exceed $20,000 and in the aggregate exceed $50,000.


     6.11 Taxes.

                  (a) Except as set forth in the Ready Financial Statements
(i)(A) all material returns and reports in respect of federal, local, state and/or local Taxes ("Tax Returns" or "Return") required to be filed with respect to Ready (including the consolidated federal income Tax Returns and state and local income or franchise Tax Returns that include Ready or any Subsidiary on a consolidated, combined, or unitary ("combined") basis) have been timely filed;
(B) all Taxes shown to be payable on such Returns or otherwise due, and all assessments of Tax made against Ready with respect to such Returns, have been paid; (C) all such Returns are true, correct, and complete in all material respects, and (D) no adjustment relating to such Returns has been proposed formally or informally by any Tax authority and, to the best knowledge of Ready, no basis exists for any such adjustment; (ii) there is not pending nor, to the best knowledge of Ready, is there any threatened actions or proceedings for the assessment or collection of Taxes against Ready; (iii) there are no Tax liens on any assets of Ready; (iv) there are no outstanding waivers or agreements extending the statute of limitations with respect to any Tax to which Ready may be subject; (v) there are no outstanding requests for information made by a taxing authority to Ready; (vi) Ready has not been advised by any taxing authority of any proposed reassessments of the value (or other Tax base) of any property owned by Ready that could increase the amount of a property Tax to which Ready would be subject; (vii) Ready has made all payments of estimated Taxes required to be made under the Code and all state or local Tax provisions; (viii) all Taxes required to be withheld, collected or deposited by or with respect to Ready have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority, and (iv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Ready.

         (b) Reserves and allowances have been provided on the Ready Financial Statements that are adequate to satisfy all Liabilities for Taxes relating to Ready for periods through the date of such financial statements (without regard to the materiality thereof).

         (c) Ready has delivered or made available to IPC correct and complete copies of all federal, state and local Tax Returns of Ready for periods ending on or after Ready's 2000 year end, and correct and complete copies (or summaries) of all examination reports, correspondence with taxing authorities, statements of deficiencies assessed against or agreed to by Ready since Ready's 2000 year end and any formed or informed tax sharing arrangements to which Ready is a party.


     6.12 Litigation and Claims. There is no litigation, arbitration, claim, governmental, administrative, regulatory or other proceeding or investigation (formal or informal) pending, threatened, or in process (or any basis therefore known to Ready) with respect to Ready, its capital stock, any transaction in Ready's securities, the transactions contemplated by this Agreement, or any of Ready's business, properties, or assets which would have a material adverse effect if such proceeding was determined not in favor of Ready. Ready is not in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree; nor is any action required to be taken in order to avoid such violation or default. There are no judgments, citations, fines or penalties heretofore asserted against Ready under any federal, state or local laws which remain unpaid or which otherwise bind the assets of Ready and/or effect the capital stock of Ready.

     6.13 Questionable Payments. Neither Ready nor any director, officer, agent, employee, nor other person associated with or acting on behalf of such entities or individuals has, directly or indirectly: (i) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (ii) violated any provision of the Foreign Corrupt Practices Act of 1977; (iii) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (iv) made any false or fictitious entry on the books or records of Ready; (v) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; (vi) given any favor or gift which is not deductible for federal income tax purposes; and/or (viii) made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

     6.14 Directors and Officers. A true and complete list as of the date of this Agreement indicating Ready's directors and officers, each of whom has been duly elected is as follows:


     Name                                 Position
     ----                                 --------

     Sharon Will                          President and Director
     Harris Freedman                      Secretary and Director


     6.15 Securities Filings.

         (a) Ready was incorporated in New York on February 23, 1988 as a
"blank check" company to seek and acquire a suitable business which Ready would operate directly or as a subsidiary. Ready has no operations and no intention to run an active business prior to a combination with another enterprise. Ready completed an initial public offering on January 9, 1989 under the Securities Act. Ready has not timely filed required reports, forms or documents with the SEC under the Securities Act and/or the Exchange Act, and any state securities bureaus during the last two years. Ready will be required to file a registration statement with the SEC in order to resume timely filing under the Exchange Act.

         (b) Ready has not received notification from the SEC, the National Association of Securities Dealers Inc. and/or any state securities bureaus that any investigation (informal or formal), inquiry or claim is pending, threatened or in process against Ready and/or relating to any of Ready's securities.

     6.16 Inactivity of Ready. Ready has not engaged in any business activities, other than as described in Schedule 6.16 attached hereto. Except as described in the Ready Financial Statements, Ready has no material assets or property, and is not a party to any contracts, insurance policies, leases or other agreements. Ready is party to no Contracts (as defined in Section 3.15), has undertaken no capital projects, is in compliance with all federal, state and local laws and rules, and has, and has had, no employees. Ready does not own or utilize, nor has it ever owned or utilized, any real property. Ready has good and marketable title to all of its assets, free and clear of all liens, mortgages, security interests, pledges, charges, conditional sales agreements and encumbrances. The liabilities of Ready do not exceed, in the aggregate $20,000. Ready is an inactive corporation as that term is defined in Regulation S-X of the Securities Act and Rule 3-11 promulgated thereunder.

     6.17 Veracity of Statements. Neither this Agreement nor the representations and warranties by Ready contained herein or in any documents, instruments, certificates or schedules furnished pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts contained herein and therein not misleading. There is no fact which has a material effect, or in the future may have a material adverse effect (to the knowledge of Ready) on the business, operations, affairs, condition or prospects of Ready, its assets, its business, and/or the capital stock which has not been set forth in this Agreement, provided however that Ready express no opinion as to political or economic matters of general applicability.



                                   ARTICLE 7

                             ADDITIONAL AGREEMENTS



     The obligations of the parties are conditioned, in addition to the delivery of the consideration described in Article 2 hereof and compliance with the requirements of Articles 10 and 11 hereof, upon consummation of the following additional agreements and commitments:


     7.1 Financing.

         (a) Prior to the Closing Date, Ready will prepare an offering memorandum (the "Memorandum") covering a proposed private financing seeking to raise gross proceeds of $8,000,000 ("Offering"). The Memorandum will be subject to approval by any placement agent and its counsel in all respects. The Offering will consist of a minimum of 2,000,000 and a maximum of 4,000,000 shares of Ready Common Stock at $2.00 per share, and will be offered on a "best efforts part or none" basis. The Offering shall provide for the payment of an 8% commission on all sales in the Offering, and the issuance of one warrant for every ten shares sold in the Offering (the "Placement Agent Warrants"). Each Placement Agent Warrant shall be exercisable at $3.00 per share for a period of three years from the Closing Date. Ready has agreed, at its sole expense, to include the Common Stock and Common Stock underlying the Placement Agent Warrants issued pursuant to the Offering in a registration statement ("Registration Statement") filed by Ready under the Securities Act, within 90 days from the Closing Date;

         (b) At the completion of the Offering, Ready shall escrow the proceeds of the Offering for a period of time not to exceed ten (10) business days after completion of the Offering. During this time, all parties will file, transact, and execute any applicable corporate documents as set forth in this Agreement.

         (c) Should Ready sell in excess of 2,000,000 shares, but sell less than 3,000,000 shares in the Offering, Ready shall recapitalize to reduce the amount of outstanding shares of Ready common stock prior to the Closing Date by an amount equal to the percent amount of unsold shares below 3,000,000. For example, if 2,400,000 shares are sold in the Offering, 600,000 shares would be considered unsold. These unsold shares represent 20% of 3,000,000, and Ready would therefore reduce its 1,800,000 outstanding shares by 20% to 1,440,000.

     7.2. At or prior to the Closing Date, Ready shall issue 5,000,000 stock options to Dr. Isa Odidi and Dr. Amina Odidi jointly, or to such entity as they may then direct in their sole discretion at the time of such issuance. The options shall vest as follows: 500,000 exercisable at $2.00 upon acceptance of a drug filing with the Food and Drug Administration ("FDA"), up to five (5) drugs, and 500,000 exercisable at $2.00 upon FDA approval of a drug, up to five (5) drugs.

     7.3 At or prior to the Closing Date, Ready shall authorize and ratify an incentive stock option plan, reserving 1,500,000 shares for issuance under the plan.

     7.4 At or prior to the Closing Date, each of Bridge Ventures, Inc., Saggi Capital Corp, Carriages Consulting, Harris Freedman, and Baji Palkiwala shall have entered into a lockup agreement with Ready, pursuant to which each agrees not to sell, pledge, hypothecate, or otherwise dispose of more than 20% of their Ready capital stock per year during the two year period following the Closing Date.

     7.5 At or prior to the Closing Date, (a) Ready shall elect one new member to the Ready Board of Directors (the "Ready Board"), subject to prior approval by IPC as to industry affiliations, experience, and qualifications, (b) Ready shall elect four additional members to the Ready Board, nominated by IPC, one or more of whom shall be the chairman or co-chairman, (c) other than the aforesaid five new members, all other Ready directors and officers shall resign their positions with Ready and shall deliver general releases in favor of Ready releasing any and all claims which they may have against Ready, and (e) the new Ready Board shall, if the subscription to the Offering is between $4,000,000 and $6,000,000, elect one additional independent board member, subject to prior approval by IPC as to industry affiliations, experience, and qualifications, and if the subscription to the Offering is between $6,000,000 and $8,000,000, elect two additional independent board members, subject to prior approval by IPC as to industry affiliations, experience, and qualifications. In addition, the new Board of Directors will appoint the officers of Ready at or prior to the Closing Date.

     7.6 Subsequent to the Closing Date, the presently outstanding obligations owed by IPC to the Shareholders in the amount of approximately CDN $2,100,000, or US $1,565,200, shall convert to a promissory note. The note shall be payable from 25% of IPC quarterly revenue, pro rata, until satisfied.

     7.7 The parties hereto agree that, subsequent to the Closing Date, Ready and Newco shall use their best efforts to appoint a new Chief Executive Officer who has experience with a U.S. public company, and has suitable contacts and experience in the pharmaceutical and U.S. securities industries.



                                   ARTICLE 8

                            TERMINATION OF AGREEMENT



     8.1 Conditions of Termination. This Agreement may be terminated prior to the Closing Date under the following conditions:

         (a) by mutual consent of Ready and IPC;

         (b) by either IPC or Ready if the Offering, resulting in a minimum of 2,000,000 shares and gross proceeds of $4,000,000, has not been completed the later of April 15, 2004 or 45 days from completion of the private placement memorandum, subject to an extension at IPC's discretion;

         (c) by IPC if (i) Ready materially breaches a representation, warranty, covenant or other provision of the Agreement and fails to cure such breach within 30 days of receiving notice of the breach, (ii) any of the conditions precedent to IPC's obligation to close the Acquisition has not been satisfied or satisfaction is, or becomes, impossible, or (iii) upon the happening of any occurrence or event that has a material adverse effect upon the business or assets of Ready;

         (d) by Ready if (i) IPC materially breaches a representation, warranty, covenant or other provision of the Agreement and fails to cure such breach within 30 days of receiving notice of the breach, or (ii) any of the conditions precedent to Ready's obligation to close the Acquisition has not been satisfied or satisfaction is, or becomes, impossible or (iii) upon the happening of any occurrence or event that has a material adverse effect upon the business or assets of IPC.


     8.2 Effect of Termination. If the Agreement is terminated pursuant to the conditions set forth above, all further obligations of the parties under the Agreement will terminate, except that any obligations with respect to payment of the break-up fee, as described below, will survive.

     8.3 Breakup-up Fees. In the event of the termination of the Agreement by either Ready or IPC, the Agreement shall become void and have no effect. However, (a) if IPC terminates the Agreement because (i) the shareholders of IPC have failed to approve the transactions contemplated hereby, or (ii) IPC has approved a superior acquisition proposal or financing on terms more favorable to IPC, as determined by IPC, acting reasonably, than the terms of the Offering within six months from the date of the Agreement, assuming Ready had satisfied its conditions under the Agreement prior to such termination by IPC, then IPC must pay to Ready a termination fee equal to $100,000 in cash plus fees and expenses incurred by Ready, not to exceed $100,000; or (b) if Ready terminates the Agreement because (i) the shareholders of Ready have failed to approve the transactions contemplated hereby, or (ii) Ready has approved a superior acquisition proposal or financing on terms more favorable to Ready than the terms of the Offering within six months from the date of the Agreement, assuming IPC had satisfied its conditions under the Agreement prior to such termination by IPC, then Ready must pay to IPC a termination fee equal to $100,000 in cash plus fees and expenses incurred by IPC, not to exceed $100,000, and in such event, no termination fee shall be payable by IPC, notwithstanding the provisions of this

Section 8.3, including, for greater certainty, in the event that IPC subsequently approves a superior acquisition or funding.


                                   ARTICLE 9

                  CONDUCT OF BUSINESS PENDING THE ACQUISITION

     9.1 Conduct of Business Pending Acquisition. Each party ("Promisor") covenants to the others (collectively, "Promisee") and agrees that, prior to the Closing Date, except as (i) otherwise consented to in writing by Promisee; (ii) permitted or contemplated by this Agreement; and/or (iii) legally required, by existing agreements or as necessary for the continuance of their respective operations:

         (a) Promisor shall conduct its operations only in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, Promisor shall use its commercially reasonable best efforts consistent with prudent business judgment to preserve its business organization intact and maintain its existing relations with customers, supplies, employees and business partners;


         (b) Promisor shall not (i) sell or pledge or agree to sell or pledge or issue any option, warrant, conversion or other right to acquire any stock owned by it; (ii) amend its certificate of incorporation or by-laws or change the number of directors; (iii) split, combine or reclassify the outstanding shares of Common Stock or any other shares of its capital stock; or (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Shares or any other shares of its capital stock;

         (c) Promisor shall not (i) issue or agree to issue any additional shares of its capital stock of any class; any securities convertible into shares of any class of capital stock, or options, warrants, conversion or other rights of any kind to acquire any shares of its capital stock of any class; (ii) sell, transfer, lease or otherwise encumber any assets or incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice, and that, with respect to incurrence of indebtedness, is prepayable without penalty or premium; (iii) acquire (by merger, consolidation, acquisition of stock, purchase of substantial assets or otherwise) any corporation, partnership or other business organization or enterprise; (iv) redeem purchase or acquire, or offer to acquire, any of its capital stock; (v) purchase or become liable for any items of property, plant, equipment, machinery or other fixed or capital stock; (v) increase the salary, compensation and/or benefits of any employee;
(v) purchase or become liable for any items of property, plant, equipment, machinery or other fixed or capital assets for any amount in excess of $10,000 in any single transaction or series of related transactions, except that Promisor may purchase in the ordinary course of business, or (vi) enter into or modify in any material respect any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (d) Promisor shall not adopt, or amend in any material respect, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees;

         (e) No reduction shall be made by Promisor in the scope or nature or amount of any material insurance coverage; provided however, that, with respect to insurance coverage that lapses, expires or is otherwise terminated by the insurer, Promisor shall, to the maximum extent reasonably practicable and renew such insurance and comparable or greater coverage;

         (f) Promisor shall not take any action or fail to take any action if such action or failure to act would cause any of its representations and warranties contained in this Agreement to be false in any respect on and as of the Closing Date;

         (g) Promisor shall not agree to or commit to take any of the actions prohibited in this Article 9.


                                   ARTICLE 10

                           COVENANTS OF IPC AND READY


     Promisor further covenants to Promisee as follows:

     10.1 On or before the Closing Date, Promisor shall deliver to Promisee the financial statements set forth in Sections 3.7 and 6.8 herein (collectively the "Financial Statements"). The Financial Statements (i) will be prepared in accordance with the books of account and other financial records of Promisor
(ii) present fairly the financial condition, results of operations and cash flows of Promisor as of the dates thereof and for the periods covered thereby
(iii) will have
been prepared in accordance with Canadian or U.S. GAAP, as the case may be, applied on a basis consistent with the past practices of Promisor and (iv) will include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial conditions of Promisor, the results of operations and cash flows of Promisor as of the dates thereof or for the periods covered thereby.

     10.2 For the purpose of Promisee conducting a "Due Diligence" investigation of Promisor, Promisor shall afford to Promisee, its accountants, counsel and other representatives reasonable access during normal business hours to all of such parties properties, plants, offices, warehouses and other facilities, books, contracts, commitments and records (including but not limited to tax returns) and all other information concerning the business and personnel of Promisor as Promisee may reasonably request, and, during such period, Promisor shall furnish to Promisee promptly to each report, schedule and other document filed by it during such period pursuant to the requirements of federal, state and/or local laws rules or regulations. Promisee agrees that all information so provided and marked as "Confidential" will be treated as such, that Promisee will not make any use of such information, other than for the purpose of consummating the transactions in this Agreement, unless the same was previously in Promisee's possession, or became available to Promisee through non-confidential means or shall otherwise come into the public domain.

     10.3 Subject to the terms and conditions herein provided and the fiduciary duties of the Board of Directors of Promisor, Promisor agrees to use its best efforts consistent with prudent business judgment to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts consistent with prudent business judgment to lift or rescind any injunction, restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, to obtain all necessary waivers, consents, approvals and authorizations and to effect all necessary registrations and filings under federal, state and/or local laws, rules, and regulations necessary to consummate this Agreement.

     10.4 The representations and warranties of Promisor contained in this Agreement and in the schedules hereto shall be true and correct in all material respects as of the Closing Date. Promisor shall give Promisee prompt notice of any material change in any of the information contained in the representations and warranties of Promisor, the schedules hereto or the documents furnished by such entities in connection herewith which occurs prior to the Closing Date. Upon the happening of any occurrence or event prior to the Closing Date, which shall have a material adverse effect upon the business or assets of Promisor, Promisee shall have the right to terminate this Agreement by written notice, and upon such termination, no party shall have any further liability or obligation under this Agreement except as otherwise provided therein.

     10.5 The Board of Directors of Promisor shall, at or prior to the execution of this Agreement, prepare and present to Promisee unanimous consents of all of Promisor's Board of Directors evidencing the approval of this Agreement and the transactions contemplated hereby.

     10.6 Promisor will, prior to the Closing Date, comply with all laws affecting operation of its respective businesses in all material respects, will not operate said businesses other than in the ordinary course, and will give notice to Promisee of any event or circumstance not in the ordinary course which materially affect Promisor, which action is not otherwise contemplated by this Agreement.

     10.7 Promisor shall use its best efforts to take or cause to be taken all action and do or cause to be done all things necessary and proper to consummate the transactions contemplated by this Agreement, including, without limitation, to obtain all consents, approvals and authorizations of third parties, to make all filings with and give all notices to third parties which may be necessary or required in order to effectuate the transactions contemplated hereby.

     10.8 Promisor will cause itself to conduct its respective affairs so that at the Closing Date no representation or warranty contained in this Agreement and schedules will be inaccurate, no covenant, commitment or agreement of Promisor herein will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Promisor. Except as otherwise requested by Promisee in writing, Promisor will use its best efforts to preserve Promisor's business operation as such business is presently operated upon the signing of this Agreement, to keep available the services of its present personnel, to preserve in full force and effect all of their respective Contracts and Leases and to preserve the goodwill of their respective suppliers, customers, and others having business relations with them as the same exist upon the signing of this Agreement. Unless this Agreement is rightfully terminated, Promisor will cause itself to conduct its business and operation in all respects only in the ordinary course.

                                   ARTICLE 11

                           CONDITIONS OF ACQUISITION


     11.1 The obligations of IPC to close hereunder shall be subject to the fulfillment and satisfaction, prior to or at the Closing Date, of the following conditions or the written waiver thereof by IPC:

         (a) Additional Agreements. All of the agreements and commitments set forth in Article 7 of this Agreement shall be consummated, including but not limited to the completion of the Offering described in Article 7.1, and all representations, warranties and covenants of Ready contained in such Article shall be true and accurate.

         (b) Effectiveness of Amalgamation. The Amalgamation shall be deemed effective pursuant to applicable Law.

         (c) Financial Statements. The Ready Financial Statements shall contain financial results and other information acceptable to IPC.

         (d) Due Diligence. IPC shall be satisfied, in its respective discretion, with the results of "Due Diligence" and "Environmental" investigations of Ready's business, books, records, liabilities, properties, assets and other matters.

         (e) Board Approval. The Board of Directors of Ready shall have approved the transactions contemplated by this Agreement.

         (f) Representations and Warranties. The representations and warranties of Ready in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date.

         (g) Delivery of Officers' Certificate. A Certificate signed by the president of Ready shall be delivered to IPC certifying that each of the warranties and representations made by Ready set forth in this Agreement are materially true and accurate as of the Closing Date and that no event or occurrence has transpired as of the Closing Date which has or will have a material adverse effect upon the business of IPC or Ready.

         (h) Compliance with Agreement. Ready shall have honored, performed and complied with all of its covenants and obligations under this Agreement.

         (i) Absence of Suit. No action, suit or proceedings before any court or any governmental or regulatory authority shall have been commenced or threatened against Ready, which suit would have a material adverse effect on the securities of Ready, its business and/or financial condition and, no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions.

         (j) Receipt of Approvals, Etc. All approvals, consents and/or waivers for Ready that are necessary to effect the transactions contemplated hereby shall have been received.

         (k) Accuracy of Financial Statements. All balance sheets, statements of income, statements of changes in financial position and/or cash flows, pro forma financial statements and other financial statements furnished to IPC, including but not limited to the Ready Financial Statements, shall be true, accurate and prepared in accordance with generally accepted accounting principles.

         (l) Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as IPC may reasonably request shall have been delivered to IPC.

     11.2 The obligation of Ready to close hereunder shall be subject to the fulfillment and satisfaction, prior to or at the Closing Date, of the following conditions by Ready or the written waiver thereof by Ready:

         (a) Additional Agreements. All of the agreements and commitments set forth in Article 6 of this Agreement shall be consummated, including but not limited to the completion of the Offering described in Article 6.1, and all representations, warranties and covenants of IPC contained in such Article shall be true and accurate.

         (b) Effectiveness of Amalgamation. The Amalgamation shall be deemed effective pursuant to applicable Law.

         (c) Financial Statements. The IPC Financial Statements shall contain financial results and other information acceptable to Ready.

         (d) Due Diligence. Ready shall be satisfied, in its respective discretion, with the results of "Due Diligence" and "Environmental" investigations of IPC's business, books, records, liabilities, properties, assets and other matters.

         (e) Board Approval. The Board of Directors of IPC shall have approved the transactions contemplated by this Agreement.

         (f) Representations and Warranties. The representations and warranties of IPC in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date.

         (g) Delivery of Officers' Certificate. A Certificate signed by the president of IPC shall be delivered to Ready certifying that each of the warranties and representations made by IPC set forth in this Agreement are materially true and accurate as of the Closing Date and that no event or occurrence has transpired as of the Closing Date which has or will have a material adverse effect upon the business of IPC.

         (h) Compliance with Agreement. IPC shall have honored, performed and complied with all of its covenants and obligations under this Agreement.

         (i) Absence of Suit. No action, suit or proceedings before any court or any governmental or regulatory authority shall have been commenced or threatened against IPC, which suit would have a material adverse effect on the securities of IPC, its business and/or financial condition and, no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions.

         (j) Receipt of Approvals, Etc. All approvals, consents and/or waivers for IPC that are necessary to effect the transactions contemplated hereby shall have been received.

         (k) Accuracy of Financial Statements. All balance sheets, statements of income, statements of changes in financial position and/or cash flows, pro forma financial statements and other financial statements furnished to Ready, including but not limited to the IPC Financial Statements, shall be true, accurate and prepared in accordance with generally accepted accounting principles.

         (l) Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as Ready may reasonably request shall have been delivered to Ready.


                                   ARTICLE 12

                                INDEMNIFICATION


     12.1 By IPC. IPC shall defend and promptly indemnify Ready, its officers, board members and stockholders, and save and hold them harmless from, against, for and in respect of and shall pay any and all damages, liabilities, claims, costs and expenses, including without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding suffered, sustained, incurred or required to be paid by Ready, its officers, stockholders and/or board members by reason of (i) the existence of any and all obligations and/or liabilities of IPC which were not disclosed in, or pursuant to, this Agreement; (ii) any breach or failure of observance or performance of any representation, warranty, covenant, agreement or commitment made by IPC hereunder or relating hereto or as a result of any such representation, warranty, covenant, agreement or commitment being untrue or incorrect in any respect, and/or (iii) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims arising out of any of the foregoing or from any material misrepresentation or omission from any Schedules or Exhibits to this Agreement, certificates, financial statements or from any document furnished by IPC required to be furnished hereunder.

     12.2 By Ready. Ready shall defend and promptly indemnify IPC and its officers, directors and shareholders, and save and hold them harmless from, against, for and in respect of and shall pay any and all damages, liabilities, claims, costs and expenses, including without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding suffered, sustained, incurred or required to be paid by any of them by reason of (i) the existence of any and all obligations and/or liabilities of Ready which were not disclosed in, or pursuant to, this Agreement; (ii) any breach or failure of observance or performance of any representation, warranty, covenant, agreement or commitment made by Ready hereunder or relating hereto or as a result of any such representation, warranty, covenant, agreement or commitment being untrue or incorrect in any respect, and/or (iii) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims arising out of any of the foregoing or from any material misrepresentation or omission from any Schedules or Exhibits to this Agreement, certificates, financial statements or from any document furnished or required to be furnished by Ready.


                                   ARTICLE 13

                            MISCELLANEOUS PROVISIONS


     13.1 Entire Agreement. This Agreement along with the additional agreements referred to herein constitutes the entire agreement of the parties with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement and in any financial statements, schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied and except as may be specifically provided herein. No change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

     13.2 Survival of Covenants, etc. All warranties, representations and covenants set forth herein shall survive this Agreement for a period of two years from the Closing Date.

     13.3 Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if sent by Federal Express delivery or by certified or registered mail, return receipt requested and postage prepaid or hand delivered as follows:


         If to IPC, the Shareholders, or Holdco:


         405 Britannia Road East, Suite 106
         Mississauga, Ontario Canada, L4Z 3E7
         Attn: Isa Odidi

         Copy to:

         Gowling Lafleur Henderson LLP
         Suite 5800, 40 King Street West
         Toronto, Ontario Canada MSH327
         Attn: Christopher Bardsley


         If to Ready:

         9 Prospect Hill Road Ext.
         Pine Plains, NY 12567
         Attn: Sharon Will


         Copy to:

         Michael H. Freedman, Esq.
         Law Office of Michael H. Freedman, PLLC
         189 West 89th Street, Suite 11F
         New York, New York 10024

     13.4 Waiver. No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

     13.5 Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York applicable to contracts to be performed entirely within that State. Any dispute in any way related to the subject matter of this Agreement shall be litigated exclusively within the State of New York and all parties hereto, consent to the jurisdiction of the State and/or United States Federal District Courts of New York. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement which can be affected without such illegal clause, section or part shall nevertheless continue in full force and effect.


     13.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns or heirs and personal representatives; provided, however, that no party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties hereto.

     13.7 Captions. The headings, captions or titles of paragraphs under sections or subsections of this Agreement are for convenience and reference only and do not in any way modify, interpret or construe the intent of the parties or effect any of the provisions of this Agreement.

     13.8 Time Periods. Any time period provided for herein which shall end or expire on a Saturday, Sunday, or legal holiday shall be deemed extended to the next full business day thereafter.

     13.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

     13.10 Confidentiality. Neither this Agreement nor any memorandum of this Agreement shall be recorded amongst the Public Records of any State or County. The parties hereto agree to keep this Agreement confidential, as well as any information or document obtained by either party in connection with this transaction, except to the extent disclosure is required to or by any government agency or regulatory or quasi-regulatory body. Neither party will release any information by press release or otherwise regarding this transaction without the other party.

     13.11 Joint Draftsmanship. The preparation of this Agreement has been a joint effort of the parties and this Agreement shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year first above written.


                                       INTELLIPHARMACEUTICS CORP.

                                       By:   /s/ Dr. Isa Odidi
                                             -----------------------------------
                                                Dr. Isa Odidi, Chairman



                                       INTELLIPHARMACEUTICS, INC.

                                       By:   /s/ Dr. Isa Odidi
                                             -----------------------------------
                                                Dr. Isa Odidi, Chairman




                                       READY CAPITAL CORP.

                                       By:   /s/ Sharon Will
                                             -----------------------------------
                                                Sharon Will, President



                                             /s/ Dr. Isa Odidi
                                             -----------------------------------
                                                Dr. Isa Odidi, Shareholder



                                             /s/ Dr. Amina Odidi
                                             -----------------------------------
                                                Dr. Amina Odidi, Shareholder




                                       THE ISA ODIDI FAMILY TRUST

                                       By:   /s/ Dr. Isa Odidi
                                             -----------------------------------
                                                Dr. Isa Odidi, Trustee

                                  Schedule 3.4
                                  ------------


                                  IPC Consents


None.

                                  Schedule 3.8
                                  -------------

                 IPC Material Changes since September 30, 2003


None.

                                  Schedule 3.9
                                  ------------

                          IPC Undisclosed Liabilities



None.

                                 Schedule 3.10
                                 -------------


                                   IPC Taxes


None.

                                  Schedule 3.11
                                  -------------


                           IPC Litigation and Claims



There is presently no active litigation of any nature involving the Company. A former client and licensee of the Company did threaten litigation in 2002 and the parties have been engaged in settlement discussions with a view to reaching a mutually satisfactory resolution. In the opinion of management, while the cost of defending litigation, if commenced, could be significant, it is not presently anticipated that the result of any such litigation, or the effect of any settlement, would have a material adverse effect on the business of the Company.

                                 Schedule 3.13
                                 -------------

                              IPC Title to Assets



Lease with respect of 405 Brittania Road East, Mississauga, Ontario.

                                  Schedule 3.21
                                  -------------

                               IPC Labor Disputes


None.

                                  Schedule 3.22
                                  -------------


                              IPC Liens on Assets


None.

                                  Schedule 6.4
                                  ------------


                                 Ready Consents


None.